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                                                                     Exhibit 8.2

                [FORM OF OPINION OF PESTALOZZI LACHENAL & PATRY]

                                  June __, 2003


Zimmer Holdings, Inc.
345 East Main Street
Warsaw, Indiana 46580


Dear Ladies and Gentlemen:

            We are acting as special Swiss tax counsel to Zimmer Holdings, Inc. (the "Company") in connection with the Company's offer to exchange common stock of the Company and cash for all of the issued and outstanding bearer shares of InCentive Capital AG, a corporation organized under the laws of Switzerland. You have asked us to provide this opinion in connection with the Registration Statement on Form S-4 filed by the Company with the Securities and Exchange Commission (the "SEC") pursuant to the Securities Act of 1933, as amended (the "Act"), in connection with the exchange offer (the "Registration Statement").

            We hereby confirm to you that the discussion in the Registration Statement under the caption "Our Offer -- Taxation -- Material Swiss Tax Consequences," to the extent it states matters of law or legal conclusions and subject to the qualifications and limitations stated therein, is accurate in all material respects. In giving this opinion, we have relied upon the accuracy and completeness of the other statements contained in the Registration Statement.

            We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the SEC thereunder.



                                    Very truly yours,


                                    Pestalozzi Lachenal & Patry